EXHIBIT O

                                                             Page 28 of 40 Pages
                             SHAREHOLDERS AGREEMENT



THIS SHAREHOLDERS AGREEMENT (the "Agreement") is made and entered into as of September 5, 2002 by and among Golden Telecom, Inc., a Delaware corporation (the "Company"), Alfa Telecom Limited, a company incorporated in the British Virgin Islands ("Alfa"), OAO Rostelecom, a company organized in the Russian Federation ("RTK"), Capital International Global Emerging Markets Private Equity Fund, L.P., a Delaware limited partnership ("CIG"), Cavendish Nominees Limited, a limited liability company organized and registered under the laws of Guernsey ("Cavendish"), and First NIS Regional Fund SICAV, a private institutional fund organized and registered under the laws of Luxembourg (together with Cavendish, "Barings") (each of Alfa, RTK, CIG and Barings, an "Investor" or collectively the "Investors").



RECITALS

(A) Alfa currently holds 10,731,707 shares of the Company's Common Stock (as defined herein), CIG currently holds 2,166,405 shares of the Company's Common Stock; and Barings currently holds 2,568,376 shares of the Company's Common Stock.

(B) RTK is acquiring from the Company, pursuant to the Ownership Interest Purchase Agreement between SFMT-CIS, Inc., OOO Teleross and RTK dated as of March 13, 2002, 4,024,067 shares of the Company's Common Stock, constituting approximately 15% of the issued and outstanding Common Stock of the Company.

(C) The Investors desire to set forth the terms and conditions of certain agreements between them regarding certain rights and restrictions with respect to the Shares (as defined herein) and other matters described herein, and the Company has agreed to become a party to this Agreement to facilitate such agreements.

(D) In consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

                                    AGREEMENT

1.    DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the following meanings:

"Affiliate" has the meaning ascribed to such term in the Delaware General Corporations Law, provided always that in the case of CIG, an Affiliate of CIG shall include only those Affiliates in which Capital International, Inc. holds directly or indirectly through one or more intermediaries, more than a majority of the outstanding economic ownership interests of that Person;

"Board" means the board of directors of the Company;

"Common Stock" means shares of the Company's common stock, par value $0.01 per share, as the same may be constituted from time to time;

"Director" means a member of the Board;

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"Original  Shares"  means the shares of Common Stock  purchased by the Investors pursuant to the Share Purchase Agreement, dated April 2, 2001 (the "Purchase Agreement"), and entered into between Global Telesystems, Inc. ("GTS") and each of CIG, Alfa and Barings;

"Permitted Transferee" of an Investor shall mean any other Person controlled by, under common control with or in control of such Investor, and in the case of Cavendish shall also include each of the following: Baring Vostok Private Equity Fund, L.P.1, Baring Vostok Private Equity Fund, L.P.2, Baring Vostok Private Equity Fund L.P.3, the NIS Restructuring Facility and First NIS Regional Fund SICAV;

"Person" means an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof;

"Pro Rata Portion" with respect to an Investor means a fraction, the numerator of which is the total number of Shares owned by such Investor and the denominator of which is the total number of outstanding shares of Common Stock held by the Investors;

"Shares" means shares of Common Stock of the Company, any securities issued or issuable with respect to such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, as well as any other shares of capital stock of the Company;

"Transfer" means any transfer, in whole or in part, by sale, pledge, assignment, grant or other means, including, without limitation, by the grant of an option, of Shares, but shall not include any issuance of Shares or granting of options pursuant to the 1999 Equity Plan of the Company, as amended on June 26, 2001, and as amended from time to time (the "Equity Plan") or any other shareholder approved equity participation plan; and

"Third Party" shall mean any Person other than a Permitted Transferee.

2.    TAG-ALONG RIGHTS

2.1 Alfa shall not, in any one transaction or series of related transactions, Transfer Shares to any Third Party, who will own, directly or through
Affiliates, no less than one-third of the Shares (such number to be appropriately adjusted for Share repurchases, stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) immediately after such purchase (a "Third Party Offer"), unless the terms and conditions of the Third Party Offer include an offer, at the same price and on the same terms as the Transfer by Alfa, to include, at the option of CIG, RTK and/or Barings, in the sale or other disposition to the Third Party, a number of Shares owned by CIG, RTK and/or Barings determined in accordance with Section 2.3. For the purposes of this Section, a series of transactions in which Alfa sells any Shares to two or more Persons (whether related or unrelated) and such Persons subsequently re-sell such Shares to the same Third Party or two or more affiliated Third Parties shall be deemed as a series of "related" transactions.

2.2 Alfa shall cause the Third Party Offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Shares from CIG, RTK and Barings as provided in this Section 2) and shall send written notice of the Third Party Offer together with a copy of the Third Party Offer (the "Inclusion Notice") to CIG, RTK and Barings in the manner set forth in Section
9.4 hereof. At any time within 20 calendar days after delivery of the Inclusion Notice, CIG, RTK and Barings may accept the offer included in the Inclusion Notice by furnishing written notice of acceptance to Alfa.

2.3 Each of CIG, RTK and Barings shall have the right (an "Inclusion Right") to sell pursuant to the Third Party Offer that number of its Shares,

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not to exceed the number of its Shares, equal to the product of (x) its Pro Rata
Portion and (y) the total number of Shares covered by the Third Party Offer.

2.4 Subject to the provisions of Section 2.5, the terms and consideration payable per Share to be transferred by CIG, RTK and Barings in such sale or other disposition shall be the same in all respects as the consideration payable to Alfa per Share so transferred by Alfa.

2.5 This Section 2 does not apply if Alfa transfers Shares to an internationally recognized financial institution, a telecommunications company with market capitalization in excess of $1 billion or an international investment fund with a majority of capital provided by reputable institutional or governmental shareholders. Further, this Section 2 does not apply to sales by Alfa in an underwritten public offering of Shares registered pursuant to the GTS Registration Rights Agreement, as defined in Section 5 hereof, and the rights of such parties in connection with such offering shall be governed by the terms of the GTS Registration Rights Agreement.

3.    NOMINATION AND REMOVAL OF DIRECTORS

3.1 The Company and each Investor agree that so long as the voting agreement set forth in this Section 3 remains in effect, each of them shall take all action necessary from time to time (including, without limitation, the voting of shares, execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies on the Board which currently consists of nine (9) members, the waiving of notice and attendance at meetings, the amendment of the Company's by-laws and the like) necessary to maintain a sufficient number of financially literate independent directors on its Board of Directors to satisfy the audit committee requirement and other requirements for Board composition set forth in the National Association of Securities Dealers Marketplace Rules (the "Marketplace Rules"), as amended from time to time and in other applicable legislation, rules and regulations. In furtherance thereof, and in order to insure appropriate Board representation for significant shareholders, the Company and each Investor agree to maintain the membership on the Board as follows:

             (i) three directors shall be designated by Alfa (the "Alfa Directors");

             (ii)  one director shall be designated by CIG (the "CIG Director");

             (iii) one director shall be designated by Barings (the "Barings Director");

             (iv)  two   directors   shall  be   designated  by  RTK  (the  "RTK
             Directors"), and one of these directors shall be independent and financially literate;

             (v) two directors shall be designated by the Directors sitting on the Board on the date of the Board meeting whereat the Board adopts the resolutions concerning the annual meeting of stockholders, including the resolution wherein the Board nominates individuals to stand for election as Directors for the year following the Annual Meeting of Stockholders, (the "Jointly Designated Directors") and, if required by the Marketplace Rules in order to maintain a majority of the independent directors on the Board, these two directors shall be independent and financially literate.

3.2 For the purposes of this Section 3 "independent director" shall be defined in accordance with the Marketplace Rules, as amended from time to time.

3.3 If any Investor gives notice at any time to the Company and the other Investors that any individual then serving as a director of the Company designated by such Investor is no longer such Investor's designee then such Investor, the Company and the other Investors shall take all such actions as are necessary to remove the director so designated.

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3.4   If any independent and  financially  literate  director at any time during his/her term ceases to meet the criteria for independent directors as set forth in the Marketplace Rules, the Company and the other Investors shall take all such actions as are necessary to remove such director.

3.5 If a Director designated by an Investor (the "Affected Investor") dies, resigns, or is removed as a director of the Company pursuant to Section 3.2 or
3.3 or 3.4 then the Affected Investor, the Company and the other Investors shall take such action as is necessary to elect as a director an individual designated by the Affected Investor, provided that if any independent and financially literate director is removed, such independent and financially literate director shall be replaced by another independent and financially literate director.

3.6 From and after such time as Alfa shall own shares of Common Stock aggregating fewer than 15% of all of the issued and outstanding shares of Common Stock, the number of Alfa Directors shall be reduced to two and Alfa shall cause one of the Alfa Directors to resign if there are three such directors serving on the Board at such time.

3.7 From and after such time as RTK shall own shares of Common Stock aggregating fewer than 10% of all of the issued and outstanding shares of Common Stock, the number of RTK Directors shall be reduced to one and RTK shall cause one of the RTK Directors to resign if there are two such directors serving on the Board at such time.

3.8 From and after such time as any Investor shall own shares of Common Stock aggregating fewer than 3% of all of the issued and outstanding shares of Common Stock, the Board representation rights of that Investor as outlined in this section 3 shall terminate and such Investor shall possess no further rights to continued Board representation under this Agreement. Within 3 business days after any Investor shall own shares of Common Stock aggregating fewer than 3% of all of the issued and outstanding shares of Common Stock, that Investor shall cause the Investor's designee to resign from his/her position as director.


4.    VOTING PROCEDURES

4.1 Subject to the provisions of applicable law, and applicable securities exchange listing requirements, any two Directors (the "Initiating Directors") shall have the right to subject any proposed resolution of the Board ("Proposed Resolution") which, if adopted by the Board, will, authorize, direct or instruct management of the Company to negotiate, enter into or consummate a Special Transaction (as defined below), to the reconciliation procedure set forth in this Section 4 (the "Reconciliation Procedure").

4.2 In the event that the agenda for any meeting of the Board contains any item for review by the Board the subject matter of which may lead the directors to adopt a Proposed Resolution, then the Company shall identify such agenda item as a Special Transaction in the materials accompanying the agenda. In order to initiate the Reconciliation Procedure, the Initiating Directors must notify the Company and each of the other Directors (the "Initiation Notification") within 5 business days of delivery of the agenda and materials outlining the subject matter of the Special Transaction to the Board that the Initiating Directors are exercising their right to initiate the Reconciliation Procedure.

4.3 Upon receipt by the Company and each of the Directors other than the Initiating Directors of the Initiation Notification, the Board shall refrain from adopting any Proposed Resolution which is the subject of the Reconciliation Procedure until the date that is at least 45 calendar days after the delivery by
the   Company  of  the  agenda   containing   the   Special



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Transaction (the "Reconciliation Termination Date) unless otherwise agreed to be a lesser period in writing by each Initiating Director.

4.4. At any time after the delivery of the Initiation Notification and prior to the expiration of the Reconciliation Termination Date, the Initiating Directors may demand that the Company convene a special meeting of the Board (the "Special Meeting") for further consideration of the Special Transaction by delivering written notification to the Company requesting that the Company convene such Special Meeting (the "Special Meeting Notification"). The Initiating Directors may request in the Special Meeting Notification that the Company retain a Special Consultant (as defined in Section 4.9 hereof) to review the Special Transaction in accordance with Section 4.9.

4.5. Upon receipt by the Company of the Special Meeting Notification, the Company shall undertake to convene the Special Meeting as soon as practically possible and in any event prior to the Reconciliation Termination Date, and if requested by the Initiating Directors, to retain a Special Consultant (as defined below) to review the Special Transaction.

4.6. At any time after the expiration of the Reconciliation Termination Date or at the Special Meeting, any Director may move for the adoption of the Proposed Resolution that is the subject matter of the Reconciliation Procedure after the Proposed Resolution has been placed on the agenda of a meeting of the Board. Such Proposed Resolution must be approved and adopted by a majority of the Directors voting in favor of the Proposed Resolution.

4.7 With respect to any single Special Transaction, each Director may initiate the Reconciliation Procedure only one time.

4.8 For the purposes of this Section 4, "Special Transaction" shall mean any transaction or series of related transactions involving, directly or indirectly, a value exceeding 5% of the total consolidated assets of the Company and its subsidiaries.

4.9 Upon demand from the Initiating Directors, a special consultant (the "Special Consultant") shall be selected and engaged by the Company to review any Special Transaction. Any such Special Consultant shall be independent from and in no way affiliated with any Investor. The Company shall determine the scope of work to be performed by the Special Consultant and the compensation to be paid for the services of the Special Consultant. The Investors hereby agree that the Company shall be responsible for any fees charged by the Special Consultant, provided that prior to being placed on the agenda of the Board, the Special
Transaction:

      (a)    was not reviewed by an independent professional consultant; or

      (b)    was  reviewed  by  an  independent   professional   consultant  not
previously approved by the Board.

4.10. The Investors further agree that in all other instances 50% of the costs related to the review of the Special Transaction by the Special Consultant shall be reimbursed by the Investor(s) which designated the Initiating Directors initiating the Reconciliation Procedure and the review of the Special Transaction Proposal by such Special Consultant.

4.11 Notwithstanding the foregoing, the procedures set forth in Section 4 shall be applicable only to extent that the Board shall have concluded in good faith that such action is consistent with the discharge of its fiduciary duties to the stockholders of the Company.

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5.    ASSIGNMENT OF GTS REGISTRATION RIGHTS AGREEMENT CONFIRMED

5.1 The Company hereby confirms that Alfa shall have with respect to all of Alfa's Original Shares, such rights, title and interest as provided under the GTS Registration Rights Agreement, dated as of October 5, 1999 (the "GTS Registration Rights Agreement") by and between GTS and the Company. The Company acknowledges in all respects the assignment (the "Assignment") to Alfa by GTS of its rights under the GTS Registration Rights Agreement effected on May 11, 2001 and confirms the availability of three Demand Registration rights thereunder (as such term is defined therein).

5.2 Alfa shall not be liable to the Company or any of its successors, assigns, affiliates, directors, officers, stockholders, agents or representatives for any losses, liabilities (contingent or otherwise), damages, and expenses of any nature or kind in connection with the GTS Registration Rights Agreement that have or may have occurred prior to the date of the Assignment.

5.3 Subject to Section 5.2 above, to the extent of its interests therein Alfa agrees to be bound by the terms of the GTS Registration Rights Agreement as if signatory thereto.

6.    NO CONFIDENTIAL AGREEMENTS

Each Investor agrees that it has not, as of the date hereof, and will not from and after the date hereof enter into any agreements, arrangements or understandings (excluding for purposes of this Agreement those agreements, arrangements or understanding in existence as of the date hereof and known by all of the Investors) with (i) any one or more of the other Investors with respect to matters relating to the Company, its management or any Shares or (ii) with the Company, its affiliates or management without the prior written consent of the other Investors.

7.    TERMINATION

This Agreement shall terminate on the later of (x) the third anniversary of the date of the Closing (as defined in the Purchase Agreement) and (y) the date of the annual meeting of shareholders of the Company held in calendar year 2004. If earlier, this Agreement will terminate as to any Investor when it ceases to hold at least 1.5% of the outstanding Common Stock of the Company; provided, however, that Section 2 of this Agreement shall terminate earlier as to Barings or CIG, as the case may be, when it ceases to hold at least 2.5% of the outstanding Common Stock of the Company.

8.    AFFILIATE STATUS

At the date of this Agreement, Alfa represents and warrants that it is an affiliate of (being under common control with) OAO Alfa Bank, a Russian open joint stock company.

9.    MISCELLANEOUS

9.1 Remedies. Each party shall be entitled to exercise all rights provided herein or granted by law, including recovery of damages, and each party hereto will be entitled to specific performance of their rights under this Agreement. Each of the Investors and the Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

9.2 No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with
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                                                            Page 34 of 40 Pages

the rights granted to the Investors in this Agreement or otherwise conflicts with the provisions hereof.

9.3 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of each Investor.

9.4 Notice. All notices, requests, demands and other communications provided for by this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed in a registered or certified postpaid envelope, or sent by Federal Express or other similar overnight courier service, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answerback is received.

             (i)  If to Alfa:

                  Alfa Telecom Limited
                  P.O. Box 3339
                  Geneva Place
                  2nd Floor
                  333 Waterfront Drive
                  Road Town
                  Tortola, British Virgin Islands

                  Facsimile No.: +350 40 729
                  Attention: Pavel Nazarian

                  with a copy to:
                  Squire, Sanders & Dempsey
                  2/3 Paveletskaya Square
                  115054 Moscow
                  Russian Federation
                  Facsimile No.: +7 (095) 258-5251
                  Attention: David Wack

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                                                           Page 35 of 40 Pages
             (ii) If to CIG:

                  c/o Capital International Global Emerging Markets Private Equity Fund, L.P.
                  135 South State College Boulevard
                  Brea, CA
                  90071-1447

                  Facsimile No.: +1 (714) 671-7080
                  Attention: Jim Brown

                  with a copy to:

                  Capital International Limited
                  25 Bedford Street
                  London WC2E 9HN

                  Facsimile No.: +44 (20) 7864-5768
                  Attention: Ida Levine

                  and to:

                  Capital Research International Inc.
                  25 Bedford Street
                  London WC2E 9HN

                  Facsimile No.: +44 (20) 7864 5814
                  Attention: Ashley Dunster

                  and to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  99 City Road
                  London
                  EC1Y 1AX

                  Facsimile No.: +44 (20) 7972 9602
                  Attention: Karen Wiedemann

             (iii) If to Cavendish Nominees Limited:

                  c/o International Private Equity Services
                  13-15 Victoria Road
                  PO Box 431


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                                                             Page 36 of 40 Pages
                  St. Peter Port
                  GY1 3ZD, Guernsey

                  Facsimile No.: +44 (0) 1481 715 219
                  Attention: Mrs. Connie Helyar
                  with a copy to:

                  Baring Vostok Capital Partners
                  10 Uspenski Pereulok
                  103006 Moscow, Russia

                  Facsimile No.: +7 (095) 967 1308
                  Attention: Michael Calvey

                  and to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  99 City Road
                  London
                  EC1Y 1AX

                  Facsimile No.: +44 (20) 7972 9602
                  Attention: Karen Wiedemann

             (iv) If to First NIS Regional Fund SICAV:

                  c/o Bank of Bermuda Luxembourg
                  13 Rue Goethe
                  L-1638, Luxembourg

                  Facsimile No.: +35 2 40 46 46 595
                  Attention: Christine Tourney

                  with a copy to:

                  Baring Vostok Capital Partners
                  10 Uspenski Pereulok
                  103006 Moscow, Russia

                  Facsimile No.: +7 (095) 967 1308
                  Attention: Michael Calvey

                  and to:

                                                             Page 37 of 40 Pages

                  Fried, Frank, Harris, Shriver & Jacobson
                  99 City Road
                  London
                  EC1Y 1AX

                  Facsimile No.: +44 (20) 7972 9602
                  Attention: Karen Wiedemann

             (v)  If to the Company:

                  Golden Telecom, Inc.
                  4400 MacArthur Blvd., N.W.
                  Suite 200
                  Washington DC 20007

                  Facsimile No.: +1 (202) 332-4877
                  Attention: General Counsel

                  and to

                  Representation Office of Golden TeleServices, Inc. 12 Trubnaya St. 8th Floor
                  Moscow 103045 Russia

                  Facsimile No.: +7 (095) 797-9332
                  Attention: General Counsel

             (vi) If to RTK:

                  OAO Rostelecom
                  Moscow, ul. 1st Tverskaya-Yamskaya, 14
                  RussianFederation,
                  125047

                  Facsimile No.: +7 (095) 787-2850
                  Attention:  Kouznetsov Sergei Ivanovich

                  and

                  c/o Clifford Chance Punder CIS Ltd.
                  Ul. Sadovaya-Samotechnaya, 24/27
                  103051 Moscow Russian Federation

                                       10
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                                                             Page 38 of 40 Pages

9.6 Assignment. Except upon transfers of Shares subject hereto to Permitted Transferees which agree to accept such Shares subject to the terms hereof and to be bound hereby, no party shall assign or transfer any of its rights under this Agreement without the prior written consent of the other parties.

9.7 Governing Law. This Agreement shall be governed by the laws of the State of New York. The jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie exclusively in any federal or state court located in the City of New York, New York. The parties irrevocably agree that venue would be proper in any such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such action. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by applicable law.

9.8 Entire Agreement. This Agreement, together with any other agreements between the parties, constitutes the entire understanding between the parties and supersedes all proposals, commitments, writings, negotiations and understandings, oral and written, and all other communications between the parties relating to the subject matter of this Agreement and all prior agreements, including the Shareholders' Agreement made between the Company, GTS, Alfa, CIG, Cavendish and Barings dated 11 May 2001, which Agreement shall upon execution and delivery of this Agreement terminate and cease to have any effect.

9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

9.10 Severability. Should any part, term or condition hereof be declared illegal or unenforceable or in conflict with any other law, the validity of the remaining portions or provisions of this Agreement shall not be affected thereby, and the illegal or unenforceable portions of this Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact.

9.11 Force Majeure. No party shall be deemed to have breached this Agreement or be held liable for any failure or delay in the performance of all or any portion of its obligations under this Agreement if prevented from doing so by a cause or causes beyond its control. Without limiting the generality of the foregoing, such causes include acts of God or the public enemy, fires, floods, storms, earthquakes, riots, strikes, lock-outs, wars and war-operations, restraints of government power or communication line failure or other circumstances beyond such party's control, or by reason of the judgment, ruling or order of any court or agency of competent jurisdiction or change of law or regulation subsequent to the execution of this Agreement.

9.12 Successors and Assigns. Subject to the provisions of Section 9.6, this Agreement is solely for the benefit of the parties and their respective permitted successors and assigns. Nothing herein shall be construed to provide any rights to any other entity or individual.

9.13 Headings. Section headings are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.

9.14 Attorney's Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof or thereof is validly asserted as a defense, the




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                                                             Page 39 of 40 Pages
successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.


                            [signature page follows]


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



                                                             Page 40 of 40 Pages

IN WITNESS WHEREOF, the Investors and the Company have caused this Shareholders Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.


ALFA TELECOM LIMITED                           CAVENDISH NOMINEES LIMITED

By:   /s/ Pavel Nazanan                        By: /s/ Connnie A.E. Helyar
      ---------------------                        ----------------------------
Name:  Paul Nazanan                            Name:  Connnie A.E. Helyar
Title: Director                                Title: Director




FIRST NIS REGIONAL FUND SICAV                 OAO ROSTELECOM

By:   /s/ M. Calvey                           By: /s/ Sergey Kouznetsov
      ----------------------                      ------------------------------
Name:  M. Calvey                              Name:  Sergey Kouznetsov
Title: Authorized Signatory                   Title: General Director

By:   /s/ Wilson Paul Roberts                 By: /s/ Alexander Lutsky
      ----------------------                     ------------------------------
Name:  Wilson Paul Roberts                     Name:  Alexander Lutsky
Title: Authorized Signatory                    Title: Chief Accountant



CAPITAL INTERNATIONAL GLOBAL EMERGING MARKETS PRIVATE
EQUITY FUND, L.P.

By: /s/ Ashley Dunster
    ---------------------------
Name:  Ashley Dunster
Title: Vice President


GOLDEN TELECOM, INC.

By:  /s/ Alexander Vinogradov
    -------------------------------
Name:  Alexander Vinogradov
Title: President and Chief Executive Officer











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